EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No.29 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 17, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders of the Phoenix Edge Series Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statement" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 16, 1999